                                                                    Exhibit 12.1



                            Continucare Corporation
               Computation of Ratio of Earnings to Fixed Charges

                                                                                    PRO FORMA
                                               FYE 6/30/96      FYE 6/30/97        FYE 6/30/97

Net Income                                       644,609         1,706,675             76,954

Plus:
  Income Taxes                                   332,071         1,200,917             87,094
  Interest Expense*                               23,204           145,790          4,014,977
                                                 -------         ---------          ---------

"Earnings"                                       999,884         3,053,382          4,179,025
                                                 -------         ---------          ---------

Fixed Charges                                     23,204           145,790          4,014,977
                                                 -------         ---------          ---------

Ratio of Earnings to Fixed Charges                  43.1              20.9               1.04
                                                 =======         =========          =========



* Includes amortization of debt expense.

                            Continucare Corporation
               Computation of Ratio of Earnings to Fixed Charges

                                                                                   Pro Forma
                                              Q End 9/30/96    Q End 9/30/97     Q End 9/30/97

Net Income                                       644,258            75,300          (198,090)

Plus:
  Income Taxes                                   381,717            49,677          (115,269)
  Interest Expense*                               14,821            35,753           955,753
                                               ---------           -------          --------

"Earnings"                                     1,040,796           160,730           642,394
                                               ---------           -------          --------

Fixed Charges                                     14,821            35,753           955,753
                                               ---------           -------          --------

Ratio of Earnings to Fixed Charges                  70.2               4.5              0.67
                                               =========           =======          ========




* Includes amortization of debt expense.